UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant
Check the appropriate box:
☐Preliminary Proxy Statement
☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐Definitive Proxy Statement
☒Definitive Additional Materials
☐Soliciting Material under §240.14A-12

ONTRAK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒No fee required.
☐Fee paid previously with preliminary materials.
☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

September 15, 2023

Dear Ontrak, Inc. Stockholders:

Ontrak, Inc. (the “Company”) has been informed of a clerical error made by the Company’s mailing agent whereby the wrong voting instruction form was provided to beneficial owners of Company’s common stock and 9.50% Series A Cumulative Perpetual Preferred Stock (“Preferred Stock”) that hold their shares in “street name” – that is, in the name of a broker, bank or other organization. The mailing agent will be taking steps so that the correct form is provided to each beneficial owner of common stock and Preferred Stock. Please discard any previous voting instruction form you may have received prior to the date of this notice and instead please use the voting instruction form you will receive on or after the date of this notice. If you have already submitted instructions based on the prior form, the Company is advised that your broker, bank or other organization will not be able to vote based on such instructions, so you are advised to submit instructions using the revised voting instruction card you will receive after the date of this notice.

The Company understands that a copy of this notice will be included with the proper voting instruction form you will receive.

The error did not affect proxy card sent to stockholders of record of common stock and Preferred Stock that own shares directly and not in “street name.” No further action is required from such holders.

The Company apologizes for the error and looks forward to your presence at the 2023 Annual Meeting of Stockholders.

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